ATSG Completes Aircraft Lease Option Agreement with DHL

Will Result in Significant Deleveraging of Balance Sheet

WILMINGTON, Ohio, June 1, 2009 - Air Transport Services Group, Inc. (NASDAQ: ATSG) said today that its subsidiary ABX Air, Inc. has completed an agreement with its principal customer, DHL, concerning leases of certain ABX Air aircraft.

The agreement, which is further to a memorandum of understanding that DHL and ABX Air executed in March 2009, grants DHL options to lease from ABX Air, or an affiliate, up to four Boeing 767-200SF (freighter configuration) aircraft under favorable rates, and for terms beginning August 15, 2010, and continuing through 2015.

In exchange, DHL has agreed to assume financial responsibility, retroactive to January 31, 2009, for ABX Air's obligations under capital leases on five Boeing 767-200PC (non-standard cargo door configuration) aircraft currently dedicated to DHL's U.S. network. As of March 31, 2009, ATSG's balance sheet reflected $50.2 million of debt and $21.5 million of net book value related to those aircraft capital leases.

The agreement calls for ABX Air to grant to DHL up to $10 million of credit against future rent obligations for the four 767-200SFs. If DHL elects not to exercise its options for any of the four 767-200SFs, ABX Air would pay DHL $2.5 million for each such option that DHL elects to forego.

ABX Air is expected to continue to operate some or all of the five leased 767-200PCs as required under the current ACMI Agreement between the companies. The agreement does not stipulate whether ABX Air would continue to operate any of the four 767-200SF aircraft that DHL may opt to lease.

ATSG CEO and President Joe Hete said, "The completion of this agreement with DHL formalizes the deleveraging process that we announced earlier this year, including the restructuring of our promissory note to DHL. The combined effect of the capital lease transaction and note restructuring, including our commitment to pay DHL $15 million to further reduce the principal balance of the note, would be to reduce our outstanding debt principal by approximately $113 million. The note restructuring also removes some of the limitations on our Board's ability to consider dividend payments or buybacks for our shareholders. DHL has worked closely with us in finalizing these agreements, and we continue to jointly explore opportunities to provide DHL with additional 767-200SF aircraft on an ACMI or dry lease basis beyond 2010."

About ATSG

ATSG is a leading provider of air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. Through five principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier Certificates, ATSG also provides aircraft leasing, aircraft maintenance services, airport ground services, fuel management, specialized transportation management, and air charter brokerage services. ATSG's subsidiaries include ABX Air, Inc., Air Transport International, LLC, Capital Cargo International Airlines, Inc., Cargo Aircraft Management, Inc., Airborne Maintenance and Engineering Services, Inc. and LGSTX Services, Inc.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. There are a number of important factors that could cause Air Transport Services Group's ("ATSG's") actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, whether DHL exercises its options to lease one or more of the aircraft under the Agreement and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its Annual Reports on Form 10-K, and its Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Contact: ATSG, Inc.

Quint O. Turner, 937-382-5591

Chief Financial Officer